UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 31, 2023

Millennium Sustainable Ventures Corp.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

811-22156

(Commission File Number)

20-4531310

(IRS Employer Identification No.)

301 Winding Road

Old Bethpage, NY 11804

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (212) 750-0371

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Shares	MILC	OTC PINK

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

This Amendment No. 1 to the Current Report on Form 8-K amends the Current Report on Form 8-K filed on March 31, 2023 (the “Original Form 8-K) to omit the words “were reviewed by our auditors” under the title heading Financial Statements/10K in Item 8.01 – Other Events.

ITEM 8.01 – Other Events

Corporate Update

MSVC is currently evaluating strategic options for paths forward. During late 2021 and early 2022, our stock price rose dramatically related to expectations for operations related to cannabis cultivation. Unfortunately, the three cannabis operations that MSVC funded produced significant losses and, as previously disclosed, the Company wrote off these investments. A subsidiary of MSVC was also seeking to put a large cannabis greenhouse cultivation facility in Michigan into operation, but experienced delays associated with licensing. Unfortunately, during that time period, the wholesale market for cannabis entered into a serious correction. At this time there is uncertainty about whether a licensed Michigan wholesale-only operation can be operated in a profitable manner in the near term.

At this point MSVC is primarily focused on four priorities that represent the potential to create liquidity and shareholder value:

●	Sale of the Activated Carbon facility in Hawaii
●	Novel technology developed to produce Biochar and/or Activated Carbon
●	Tax refund from India
●	Net Operating Loss

Sale of Activated Carbon facility in Hawaii

As previously disclosed, a subsidiary of MVSC entered into an agreement to sell the Activated Carbon facility in Hawaii. The agreed upon purchase price is $3.2 million, and completion of the sale would go a long way towards improving the Company’s balance sheet. The closing was supposed to occur in 2022, but the transaction has not yet closed. We continue to receive updates from the purchaser indicating that they intend to close in the near term. There can be no assurance as to when or if such transaction will occur.

We are continuing to evaluate options with respect to the sale of this asset.

Biochar/Activated Carbon

As previously disclosed, a subsidiary of MSVC has developed a novel technology for the sustainable production of Biochar and/or Activated Carbon. We believe this represents an exciting opportunity to create shareholder value that we have been pursuing. Scaling up this project was anticipated to be funded from profits from cannabis operations which unfortunately did not materialize and created liquidity issues. We are now working on a capital plan including the potential proceeds from India tax refunds and the sale of the Hawaii Activated Carbon project as well as raising capital directly for the project.

At this point we have an established proof-of-concept in a lab and have constructed a pilot-scale plant in Kentucky. This project has proven that it can produce either Biochar and/or Activated Carbon from an organic waste stream. Our first use case relates to a waste stream generated by bourbon distilleries (“Stillage”). The bourbon industry in Kentucky generates in excess of 1 billion gallons of Stillage annually, which represents a significant disposal and environmental problem.

The plant has now completed over 300 test batches that have produced Biochar, Activated Carbon, and Horticultural Vinegar. After refining the process through test batches, we now believe we have successfully developed the technology at the pilot scale level. Based on this, we are evaluating scaling up the plant to process approximately 10 million gallons per year by making incremental investments. The experience with the expanded plant would allow us to evaluate the construction of a large-scale plant based on the technology we have developed. We also believe this process can be replicated to address disposal issues from other carbon dense waste streams.

Biochar

Biochar represents a powerful carbon storage technology that can also be a cost-effective method to reduce atmospheric carbon and improve global warming trends. Biochar provides a wide variety of benefits to agricultural ecosystems, including improved yields, improved water retention, increased nutrient recycling and retention, increased microbial activity, and increased soil organic matter content. Producing biochar, also has the potential to close the loop on “waste” streams by transforming organic material from industries into local, low-cost soil amendments.

According to a report by Grand View Research, the U.S. Biochar market was estimated at $125 million in 2020 with a projected compound annual growth rate (CAGR) of 16.8% from 2021 to 2028, which would bring the total market opportunity to $433 million. Biochar is in the early stage of the product lifecycle in the U.S., but its clear benefits should drive dramatic growth. The growth is attributed to the recognition of Biochar’s ability to improve crop yields. The U.S. government is also making efforts to promote the use of the product in agriculture. According to an article published by Wiley, as of December 2018, the U.S. had a total number of 35 policies that directly or indirectly support and promote the use of Biochar. Some of these policies are oriented toward energy and food production, environmental remediation and climate change management, and agricultural waste management.

Biochar is most commonly produced by the thermal decomposition of wood. The process developed by the company provides flexibility to use an industrial organic waste stream. The companies that create this waste stream may also benefit by reducing their carbon footprint, which may help them achieve their own sustainability goals and possibly improve sales to consumers concerned about carbon emissions. We believe this approach represents an attractive opportunity as the market for Biochar expands.

Activated Carbon

Activated Carbon has unique material characteristics including high surface area, pore structure, and surface reactivity. Activated Carbon is used in many industries including drinking water purification, waste-water clean-up, liquid chemical purification, food and beverage processing, industrial gas purification, air filtration, petroleum, automotive applications, precious metal recovery and energy storage (ultracapacitors).

The Activated Carbon market value in the United States exceeds $1 Billion and the global market is expected to reach $7.8 Billion by 2023.

We believe our technology represents a sustainable approach relative to traditional methods of producing Activated Carbon. The majority of Activated Carbon in U.S. is produced from coal through a dirty and energy intensive process with a very high carbon footprint. We believe the Company’s approach represents a potentially transformative technology that could disrupt the Activated Carbon production process in a carbon negative manner.

In the longer term, another source of potential revenue from production of Biochar and /or Activated Carbon, after additional investment, could be the sale of carbon credits.

Tax Refund from India

As previously disclosed on February 27, 2023, MSVC successfully collected a tax refund related to the sale of securities in India in the amount of approximately $500,000 before fees and costs.

As previously disclosed, we are seeking to collect an additional tax refund from India for a different tax year. Unfortunately, this refund has been tied up in an appeals process. The amount we are seeking is approximately $750,000 before fees and costs. There can be no assurance as to the amount or timing of receipt of such funds. The amount of the refund is also subject to risk related to fluctuations in currency prices.

Net Operating Loss

As of the tax return filed for 2021 (the most recent tax return filed), MSVC had total net operating loss carry forward of approximately $9,200,000 and capital loss carry forwards of approximately $27,700,000 for federal income tax purposes available to offset future taxable income as follows. The net operating loss carry forwards arising in tax years before 2018 generally may be carried forward for 20 years. Net operating losses arising in tax years ending after 2017 can be carried forward for five years. This amount is expected to increase based on 2022 activity and has the potential to shield future tax liability.

Cannabis Operations

Unfortunately, the three cannabis operations that MSVC funded that went into operation produced significant losses as the wholesale price of cannabis in Colorado and Oklahoma declined in a dramatic fashion combined with project management issues. As previously disclosed, MSVC has written off its investments related to its cannabis operations in Colorado and Oklahoma. The total losses incurred by MSVC related to these operations was approximately $6.9 million.

As part of our cannabis related opportunities, a former manager of the three projects funded by MSVC guaranteed a promissory note to MSVC in the amount of $750,000, which matured and is in default. We continue to evaluate options with respect to the collectability of such note.

At this time MSVC does not have any operations related to cannabis.

Michigan Update

A subsidiary of MSVC has been seeking to put a large cannabis greenhouse cultivation facility in Michigan into operation but experienced delays at the local level associated with licensing. Unfortunately, during that time period, prices realized by parties with only licensed wholesale operations for cannabis dramatically compressed to levels that appear to be below production costs. Part of the reason for the market decline may involve significant sales of cannabis produced by unlicensed operators outside and perhaps inside the state. This makes putting this facility into operation questionable at this time, especially given that this facility would have the potential to represent a significant portion of the cannabis market opportunity in Michigan.

Our original investment thesis was to be a low-cost producer by operating in a greenhouse which should compete favorably with indoor warehouse style facilities that are expensive to build and operate thereby increasing production costs. A significant amount of cannabis cultivation is done in indoor warehouse style facilities. While this thesis should be valid, we believe the market opportunity has changed such that it would be difficult to distribute the significant amount of cannabis that the Michigan facility could produce by focusing solely on selling into the wholesale market. Some of the higher reported wholesale prices in Michigan involve sales from fully integrated operators who are selling to their own retail operations. In the current environment, the need to be fully vertically integrated within the state including cultivation, manufacturing, branding, and retail distribution is a key to success. Even with this dynamic, one of the largest vertically integrated operators within Michigan (Skymint) recently defaulted on its outstanding loans and went into receivership. We have been informed that several other large operators are struggling to stay in business.

We continue to evaluate the potential to put this project into operation, but remain cautious about its prospects for making a positive return on investment. As previously disclosed, the Company entered into a lease with a wholly owned subsidiary of Power REIT (ticker: PW), where David Lesser is the Chairman and CEO. In order to pursue this project, MSVC would also need to raise the necessary capital as well as renegotiate the lease with Power REIT. While wholesale market pricing could improve at some point in the future, the Company has not had the funds to pay the agreed upon rent for the facility, which had previously been amended to push out the timing of rent due to January 1, 2023, based on the licensing delays. While we continue to explore all options, given the current market environment we remain cautious about the prospects for putting this facility into cannabis operation.

Liquidity

As described herein, the initial three cannabis operations that went into operation generated significant losses, which used cash resources. In an effort to bridge what was hoped to be a short-term timing gap with these operations and see them through to profitability as well as continue to pursue the Michigan cannabis cultivation opportunity and the Kentucky Biochar/Activated Carbon project, an affiliate of David Lesser (our Chairman and CEO) agreed to fund necessary working capital to MSVC in the form of a secured loan. The initial amount of the loan was $1.5 million, but ultimately was increased. A total of approximately $2.2 million has been funded, not including interest which has accrued but has not been paid. The loan matured on December 31, 2022 and is currently in default. MSVC is confident that the terms of this loan were attractive to MSVC relative to what it would have received from a third party. The intent was for this to be a short-term loan to be repaid from cannabis operations, India tax refunds and/or the sale of the Hawaii project. Unfortunately, the cannabis operations had significant negative cash flow, the India tax refunds have been delayed and the sale of Hawaii has not yet closed, and it remains unclear when or if this will occur.

In addition, in an effort to preserve liquidity, David Lesser has deferred compensation which has been accrued but not paid for most of 2022 and all of 2023 year to date.

The following is a summary of our liquidity at 12/31/22 and 3/31/23:

	12/31/2022(5)	3/31/2023(5)
Cash	$749	$367,731

Debt to Affiliate (1)	2,301,047	2,378,632
Accounts Payable (2)	106,799	75,080
Accounts Payable to affiliate	28,250	-
Accrued Compensation to DHL	210,000	270,000

Estimated Net Working Capital	(2,645,347)	(2,355,981)

Potential near-term liquidity:
Sale of Hawaii Activated Carbon Plant (3)		$3,200,000
Cash inflow - India Tax Payment (4)		750,000
Total potential near term liquidity:		$3,950,000

(1)	Includes accrued interest
(2)	Only represents direct parent company obligations
(3)	Gross sale price before expenses based on existing agreement, there can be no assurance as to when or if this will close.
(4)	Gross refund amount before expenses. There can be no assurance as to the amount or when or if this will be received.
(5)	Preliminary unaudited figures

Financial Statements/10K

Until MSVC received the initial tax refund from India in February, the Company was not in a position to fund the costs of the annual audit of our financial statements. Our quarterly financial statements for the first three quarters of 2022 were filed timely with the SEC on Form 10Q. The Company continues to face the risks identified in previous filings, which have become more severe because of liquidity issues discussed herein. Absent liquidity events relating to the Hawaii asset and receipt of the tax refund due from India, the Company does not have the resources to satisfy its debts. At this point, MSVC is holding off incurring the costs of auditing its 2022 financial statements and will delay filing until we get better clarity on the sale of the Hawaii asset, which would both capital to satisfy our debts and stabilize our financial position. Accordingly, the Company will not file financial statements for the year ended 2022 on form 10K in a timely manner.

Date:	April 24, 2023

Millennium Sustainable Ventures Corp.
By:	/s/ David H. Lesser
Name:	David H. Lesser
Title:	CEO and Chairman